MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue New York, New York 10022

PRESS RELEASE	FOR IMMEDIATE RELEASE

August 2, 2007	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA

800-892-7547

www.mfa-reit.com

MFA Mortgage Investments, Inc.

Announces Second Quarter 2007 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported earnings available to common stockholders of $8.1 million, or $0.10 per share of common stock, for the second quarter ended June 30, 2007. On July 2, 2007, MFA announced its second quarter dividend of $0.09 per share of common stock. The dividend was paid on July 31, 2007 to stockholders of record as of July 13, 2007.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “In light of continuing concerns regarding the residential mortgage and housing market, we are pleased with our strategy of investing in high-quality assets and our second quarter 2007 financial results. At June 30, 2007, 99% of our assets were agency MBS, other AAA-rated MBS, MBS-receivables and cash. We continue to predominately invest in high quality assets as we remain concerned about negative housing price trends and increasing mortgage default rates.”

Mr. Zimmerman continued, “The prolonged period of monetary tightening increased the target federal funds rate from 1.00% to 5.25%. With one month LIBOR rates at approximately 5.30% and the ten-year treasury rate at approximately 4.80%, the yield curve relevant to the mortgage market continues to be inverted. Despite this, we have been able to increase our common stock dividend in each of the last three quarters. Historically, the yield curve has predominately had a positive slope and we believe that this period of yield curve inversion will not continue over the long term. When we again have a more normal yield curve, with short-term rates lower than long-term rates, we foresee a return to higher spreads for MFA.”

“Based on Federal Reserve statements and publicly released minutes, it is their view that core inflation has improved modestly though a sustained moderation in inflation has yet to be demonstrated. In addition, the Federal Reserve has stated that high level of resource utilization has the potential to sustain inflationary pressures. We share this view and remain concerned that overall inflation measures, including food and energy prices, have continuously exceeded core inflation which excludes these items. Considering the weaker housing market and the recent moderate GDP growth rate, but with inflation risks still the predominant concern, future Federal Reserve actions remain dependent on future incoming data.”

In the second quarter of 2007, MFA was able to identify attractive investment opportunities to replace its MBS prepayments and to grow the portfolio. MFA’s MBS portfolio increased to $6.99 billion as of June 30, 2007. MFA’s leverage as measured by debt-to-equity was 9.1:1 as of June 30, 2007 compared with 8.3:1 as of March 31, 2007.

MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets. The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. The average coupon on MFA’s MBS portfolio was 6.08% as of June 30, 2007. Assuming a 25% Constant Prepayment Rate (“CPR”), approximately 40% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 93% expected to reset or prepay during the next 60 months.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (the “Repricing Gap”), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements. Assuming a 25% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of June 30, 2007, was approximately 25.3 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 17.8 months, resulting in a Repricing Gap of approximately 7.4 months. The prepayment speed on MFA’s MBS portfolio averaged 22.5% CPR during the second quarter of 2007.

During the second quarter of 2007, the gross yield on MFA’s interest-earning assets was approximately 6.09%, while the net yield on interest-earning assets was 5.39%, primarily reflecting the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 5.39% and its 5.19% cost of funds, was 0.20% for the second quarter of 2007. MFA’s costs for compensation and benefits and other general and administrative expense were $2.7 million for the quarter ended June 30, 2007. As of June 30, 2007, MFA’s book value per share of common stock was $7.33.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (the “Plan”) or receiving a Plan prospectus may do so by contacting Mellon Investor Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at http://www.mfa-reit.com.

MFA will hold a conference call on Thursday, August 2, 2007, at 10:00 a.m. (New York City time) to discuss its second quarter 2007 financial results. The number to dial in order to listen to the conference call is (800) 762-4717 in the U.S. and Canada. International callers must dial (480) 629-9025. The replay will be available through Thursday, August 9, 2007, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 882413. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	June 30, 2007	December 31, 2006
	(Unaudited)
Assets:
MBS, at fair value (including pledged MBS of $6,713,606 and $6,065,021 at June 30, 2007 and December 31, 2006, respectively)	$6,994,244	$6,340,668
Income notes	1,890	—
Cash and cash equivalents	54,329	47,200
Accrued interest receivable	36,352	33,182
Interest rate cap agreements, at fair value	—	361
Swap agreements, at fair value	15,759	2,412
Real estate	11,693	11,789
Goodwill	7,189	7,189
Prepaid and other assets	1,370	1,166
Total Assets	$7,122,826	$6,443,967

Liabilities:
Repurchase agreements	$6,379,485	$5,722,711
Accrued interest payable	26,311	23,164
Mortgages payable on real estate	9,532	9,606
Swaps, at fair value	735	1,893
Dividends payable	—	4,899
Accrued expenses and other liabilities	2,460	3,136
Total Liabilities	6,418,523	5,765,409

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at June 30, 2007 and December 31, 2006 ($96,000 aggregate liquidation preference)	38	38

Common stock, $.01 par value; 370,000 shares authorized; 82,937 and 80,695 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	829	807
Additional paid-in capital, in excess of par	793,308	776,743
Accumulated deficit	(59,249)	(68,637)
Accumulated other comprehensive loss	(30,623)	(30,393)
Total Stockholders’ Equity	704,303	678,558
Total Liabilities and Stockholders’ Equity	$7,122,826	$6,443,967

MFA MORTGAGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$90,341	$45,645	$174,682	$98,974
Interest income on short-term cash investments	634	540	1,082	1,206
Interest income on income notes	51	—	57	—
Interest Income	91,026	46,185	175,821	100,180
Interest Expense	78,348	38,818	150,608	81,603
Net Interest Income	12,678	7,367	25,213	18,577

Other Income:
Net loss on sale of MBS	(116)	(24,746)	(113)	(23,149)
Revenue from operations of real estate	413	388	826	770
Gain on termination of Swap	176	—	176	—
Miscellaneous other income, net	109	205	224	444
Other Income (Loss)	582	(24,153)	1,113	(21,935)

Operating and Other Expense:
Compensation and benefits	1,409	1,530	3,021	3,088
Mortgage interest and real estate operating expense	429	400	849	818
Other general and administrative expense	1,244	961	2,428	2,078
Operating and Other Expense	3,082	2,891	6,298	5,984

Income (Loss) from Continuing Operations	10,178	(19,677)	20,028	(9,342)

Discontinued Operations:
Loss from discontinued operations, net	—	(56)	—	(133)
Mortgage prepayment penalty	—	—	—	(135)
Gain on sale of real estate, net of tax	—	—	—	4,840
Income (Loss) from Discontinued Operations	—	(56)	—	4,572

Income (Loss) Before Preferred Stock Dividends	10,178	(19,733)	20,028	(4,770)
Less: Preferred Stock Dividends	2,040	2,040	4,080	4,080
Net Income (Loss) Available to Common Stockholders	$8,138	$(21,773)	$15,948	$(8,850)

Earnings (Loss) Per Share of Common Stock:
Income (loss) from continuing operations — basic and diluted	$0.10	$(0.27)	$0.20	$(0.17)
Income from discontinued operations — basic and diluted	—	—	—	0.06
Earnings (loss) per share — basic and diluted	$0.10	$(0.27)	$0.20	$(0.11)